UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

DHI Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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DHI Group Response to Stockholder Demands

On May 8, 2025, DHI Group, Inc. (the “Company”) issued the following statement in response to certain legal actions taken in respect of the Company’s Section 382 Rights Agreement (the “Rights Agreement”), dated as of January 28, 2025, by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent.

As further described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 7, 2025, on January 28, 2025, the Board of Directors of the Company (the “Board”) adopted the Rights Agreement to facilitate the Company’s ability to preserve its capital loss carryforwards (“Carryforwards”) in order to be able to offset potential future capital gains for federal income tax purposes. The Company’s ability to use the Carryforwards would be substantially limited if it experiences an “ownership change,” as such term is defined in Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). The Rights Agreement is intended to reduce the likelihood of an ownership change under Section 382 by deterring any person or group of affiliated or associated persons from acquiring beneficial ownership of 4.99% or more of the outstanding common stock of the Company.

As of December 31, 2024, the Carryforwards totaled approximately $108.7 million. Our Board believes that the Carryforwards are a valuable asset of the Company and its stockholders, and that the Rights Agreement is an important tool to preserve the Carryforwards. The Rights Agreement will expire pursuant to its terms if not ratified by the Company’s stockholders at the Company’s Annual Meeting of Stockholders, which is set for May 16, 2025. On April 30, 2025, the Company received a letter from counsel to a purported stockholder generally alleging that the definition of “Beneficial Ownership” in the Rights Agreement is overly broad and unreasonable in relation to the threat to the Company and the Carryforwards protected by the Rights Agreement (the “Demand Letter”), based on the Demand Letter’s allegations that the Rights Agreement could be triggered by agreements, arrangements or understandings among stockholders that do not result in such stockholders being deemed to be a person with beneficial ownership of the stockholders’ shares for purposes of Section 382 of the Code. The Demand Letter further asserted that the Rights Agreement could deter stockholders from entering into certain agreements, arrangements, or understandings with respect to the Company’s common stock for fear of causing the Company to lose its Carryforwards, and demanded that the Rights Agreement be amended.

The Company believes that the amendments to the Rights Agreement requested in the Demand Letter would undermine the Rights Agreement’s effectiveness and place the Carryforwards at risk, by putting the burden on stockholders to determine whether their actions would jeopardize the Carryforwards under Section 382 and increasing the risk of a change in ownership under Section 382 that could result in the loss of the Carryforwards. Under its current terms, the Rights Agreement’s definition of beneficial ownership is intended to prevent the loss of the Carryforwards by effectively requiring any stockholder who would, as a result of a proposed action, be deemed to be the beneficial owner of 4.99% or more of the Company’s outstanding stock to first approach the Company to seek an exemption if they believe that their beneficial ownership of Company stock resulting from such proposed action would not be treated as beneficial ownership for purposes of Section 382. In such a case, the Board is empowered under the current Rights Agreement to make a determination, based upon the facts presented to the Company by the stockholder, of whether to deem such stockholder an exempt person. Consistent with the Board’s past practice, if a stockholder who would otherwise be deemed the beneficial owner of 4.99% or more of the outstanding shares under the Rights Agreement seeks an exemption request under the Rights Agreement, the Board intends to grant such requests, so long as the Board determines that the stockholder’s ownership of such shares and the granting of such exemption request would not jeopardize or endanger the availability of the Carryforwards to the Company, pursuant to , and on the terms and conditions set forth in, the Rights Agreement. Accordingly, the Company believes that the allegations in the Demand Letter are without merit and the actions demanded in the Demand Letter would not be in the best interest of the Company and its stockholders.

Additionally, on February 19, 2025, a complaint was filed by a purported holder of the Company’s preferred share purchase rights (“Rights”) in the Delaware Court of Chancery against the Company and its directors seeking declaratory relief for alleged violations of the Delaware General Corporation Law in the action styled Harrison v. DHI Group Inc. et al., C.A. 2025-0185-BWD (Del. Ch.) (the “Complaint”). The Complaint alleges that the Rights Agreement violates Sections 102(b)(7) and 141(a) of the Delaware General Corporation Law and seeks to insulate the Board and its decisions from equitable review to a greater degree than permitted under Delaware law.

The Company again believes that the matters raised in the Complaint are meritless. The language of the Rights Agreement only addresses, and is only intended to address, the relationship of the Company, its directors and the holders of Rights, in their capacity as such, and does not affect, and is not intended to affect, the relationships of the Company’s directors with the Company’s stockholders, in their capacity as stockholders, or the liability of the Company’s directors to the Company’s stockholder, in their capacity as stockholders. The provision of the Rights Agreement in question expressly only affects the holders of Rights, in their capacity as such, and is simply declarative of the fact that, in instances where fiduciary principles are not applicable and questions regarding the Board’s actions and omissions are tested under contractual principles, the Board’s actions, calculations, interpretations and determinations will be reviewed on the basis of the contractual standards (including, to the extent applicable, the implied covenant of good faith and fair dealing) applicable under Delaware law in such scenarios.

For the foregoing and other reasons, the Company believes the matters raised in the Demand Letter and the Complaint are without merit and will contest them vigorously if necessary. The foregoing summary of the Demand Letter and the Complaint, are not, and should not be construed or deemed to be, an admission of any sort that the Demand Letter or the Complaint address matters that are material or would impact the average stockholder’s decision making when considering the proposal to ratify the adoption of the Rights Agreement at the Annual Meeting.

Forward-looking Statements

This statement contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the potential outcome of any litigation arising from the matters addressed in the Complaint or the Demand Letter. Please refer to our most recently filed Form 10-K (and/or Form 10-Q) for a complete list of Risk Factors.